                                                                  EXHIBIT 10.17




                           MASTER SERVICE AGREEMENT


                                      FOR


                          PROJECT MANAGEMENT SERVICES


                                   BETWEEN


                        BELLWETHER INTERNATIONAL, INC.

                                     AND


                                 TECNIE S.A.C.



                                November 1, 1999



                        ----------------------------------
                                 CHARAPA FIELD
                        ----------------------------------

                               TABLE OF CONTENTS

               ARTICLE                                            PAGE
          1.0  Purpose..........................................   1
          2.0  Effective Date & Term............................   6
          3.0  Contractor's Obligations.........................   7
          4.0  Payments & Audit Rights..........................   9
          5.0  Independent Contractor...........................  10
          6.0  Taxes & Social Obligations.......................  11
          7.0  Insurance........................................  12
          8.0  Indemnity........................................  13
          9.0  Termination......................................  14
         10.0  Confidentiality..................................  16
         11.0  Force Majeure....................................  16
         12.0  Applicable Law...................................  17
         13.0  Dispute Resolution...............................  17
         14.0  Assignment.......................................  18
         15.0  Warranty as to Illegal Payments..................  18
         16.0  Miscellaneous....................................  19
               Signature Page...................................  19


       ANNEXES
       -------

       ANNEX A...........Scope of Service
       ANNEX B...........Compensation Schedule
       ANNEX C...........First Year Budget
       ANNEX D...........Insurance Requirements

                            MASTER SERVICE AGREEMENT

This Master Service Agreement (the "Agreement") is made this 21st day of October 1999, but effective as November 1, 1999, by and between Bellwether International, Inc. (hereinafter called "Bellwether" or "Operator") and Tecnie S.A.C. (hereinafter called "Contractor").

WHEREAS, Petroecuador, Petroproduccion, on the one hand and Bellwether and Tecnipetrol, Inc. ("Tecnipetrol"), on the other hand, initialed on June 29, 1999 and later shall enter into that certain contract for exploration and exploitation of the Charapa Marginal Field (the "Chapara Contract"); and

WHEREAS, Bellwether is designated "Operator" under the "JOA" (defined below) for operations to be undertaken pursuant to the Charapa Contract and Bellwether, as Operator, requires the "Services" (defined below) be performed for the benefit of Operator and Tecnipetrol.

NOW THEREFORE, Operator and Contractor desire to enter into this Agreement to govern the performance of the Services and the respective right and duties of Operator and Contractor and based on such premises and the mutual covenants set forth below, do hereby agree as follows:


1.0  PURPOSE

1.1 This Agreement is a master service agreement which shall be the underlying document controlling all Services described in the Annexes and performed by Contractor for the duration of this Agreement, and shall be specifically applicable to and shall control all Services undertaken by Contractor.

1.2 This Agreement is an exclusive service agreement and Contractor shall not render the same Services or any services similar to the Services to any Third Party which conflict with Operator's interests or which would use the same Contractor Personnel without the express written approval of the Operator. If Contractor, with Operator's approval, renders such services to a Third Party, appropriate adjustments shall be made to the rates of compensation set forth on Annex B. If Operator and Contractor are unable to agree on such adjustments to the rates of compensation, either party shall have the right to terminate this Agreement pursuant to Article 9.1.

1.3 Subject to Article 14.0, Operator shall have the right to contract with a Third Party to perform the same Services or any services which are in addition to or outside the scope of the Services.

1.4 This Agreement includes Annexes A through D, which are attached to and incorporated into this Agreement for all purposes.

1.5 For purposes of this Agreement and the Annexes the following defined terms shall have the meanings given them below:

     "AD-HOC SERVICES" means those certain services, including the supply of personnel, material, equipment or products, that are not included in the Services, and that are specifically described in the applicable Ad-Hoc Service Commitment for the respective Ad-Hoc Services.

     "AD-HOC SERVICE COMMITMENT" means a contract, purchase order, service order or other agreement or commitment between Operator and an Affiliate of Contractor or a Third Party or between Contractor and a Third Party for the performance of Ad-Hoc Services.

     AFFILIATE: means a company, partnership or other legal entity, which controls, or is controlled by or which is controlled by an entity which controls, a Party. In this definition, the term "control" and derivatives thereof means the ownership directly or indirectly of fifty (50) percent or more of the voting rights in a company, partnership or legal entity.

     "ANNUAL BUDGET" shall have the meaning given in Article 2.3.

     "APPLICABLE LAW" means the Hydrocarbons Law (as defined to in the Charapa Contract) and any other statute, decree, order, directives, regulation, or rule (of whatever nature) including without limitation tax legislation, regulations and decrees incorporated by the terms of the Contract or as may be validly issued by the Government and in effect from time to time.

     "BASE CHARGES" means the Contractor's Personnel Costs and the Ecuador Operations Overhead Costs, as both such terms are described in Section 1.1 of Annex B.

     "B&B" means the burdens and benefits applicable to salary paid to each of Contractor Personnel under Applicable Law as described in Section 1.1.2 d of Annex B.

     "BUSINESS RECORDS AND DATA" means Operator's contracts, accounting documents, invoices, checks, statements, receipts, correspondence, vouchers and includes all files, records, data, information, and maps related to such information and the Contract Area, including, without limitation, computer-readable copies of all computer records pertaining to the files, contracts, production records and other technical data, geological and geophysical information and maps, well logs and related data, or seismic data, including basic field tapes, observers' logs, survey notes, base maps and all other business records relating to Operator's business operations.

     "CALENDAR QUARTER" means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31.

     "CALENDAR YEAR" means a period of twelve (12) months commencing on the 1st of January and ending on the 31st of December.

     "CHANGE ORDER" means the written agreement between Operator and Contractor covering the terms and provisions to govern a revision of the Services.

     "CHARAPA CONTRACT" means the instrument initialed by and to be concluded between Petroecuador, Petroproduccion, Bellwether and Tecnipetrol and referred to in the first recital paragraph of this Agreement and any extension, renewal or amendment thereof agreed to in writing by the Parties.

     "CHARAPA FACILITIES" means the wells, facilities and surface and subsurface equipment located within the Contract Area and used in Operations and the pipeline, facilities and equipment located outside the Contract Area used to transport hydrocarbons from the Contract Area to storage facilities at the Lago Agrio Norte storage facility or other storage facility as designated by Operator.

     "COMPETITIVE TENDER" means an invitation or request for a proposal or an offer for an Ad-Hoc Service Commitment with a value estimated to be $50,000 USD (or equivalent in Sucre) or greater in respect of which Contractor shall: (i) prepare and deliver to Operator a list of the entities whom Contractor proposes to invite to tender for the Ad-Hoc Service Commitment; (ii) submit written invitations to tender to all entities determined by Contractor and Operator to be qualified to perform under the Ad-Hoc Service Commitment; (iii) complete the tendering process within a reasonable period of time; (iv) deliver to Operator a competitive bid analysis recommending the entity to award the Ad-Hoc Service Commitment; and (v) obtain Operator's prior approval before awarding the Ad-Hoc Service Commitment for such tender and before incurring any commitments or expenditures in respect of same.

     "CONTRACT AREA" means the surface area covered by the Charapa Contract and described in Annex I to the Charapa Contract and as such area may vary from time to time during the term of validity of the Contract.

     "CONTRACTOR GROUP" means (i) the Contractor and its parent, subsidiary and Affiliates; (ii) the Contractor's contractors and subcontractors; and (iii) the Contractor Personnel, and all other agents, consultants, underwriters, and employees, directors and/or officers of both (i) and (ii) above; but excluding any member of the Operator Group.

     "CONTRACTOR PERSONNEL" means the personnel described in and provided under this Agreement in accordance with Section 2.1 of Annex A and any other officers, employees, agents and consultants and other individuals employed, hired, contracted or otherwise engaged by Contractor or an Affiliate of Contractor in connection with the performance of the Services and any Ad-Hoc Services.

     "CONTRACTOR'S BASE MARK-UP" shall have the meaning given in Section 4.1.1 of Annex B.

     "CONTRACTOR'S ADDITIONAL MARK-UP" shall have the meaning given in Section
     4.1.2 of Annex B.

     "CTT" means the Capital Transfer Tax, being the Impuesto a la Circulacion de Capitales.

     "DNH" means the Direcion Nacional de Hidrocarburos.

     "ECUADOR OPERATIONS OVERHEAD" means the office space, furniture, fixtures, supplies and materials to be provided by Contractor, all as more particularly described in Section 2.7 of Annex A.

     "EFFECTIVE DATE" means the date this Agreement comes into effect as stated in Article 2.1.

     "EXTERNAL SERVICES" means legal, accounting, tax and other professional counsel or advisory services.

     "FORCE MAJEURE" means an event or cause which is beyond the reasonable control of the party claiming force majeure and which could not have been avoided or prevented by reasonable foresight, planning and implementation. Such causes shall include, without limitation, acts of God, natural disasters, extreme adverse climate conditions such as violent storms, war (declared or undeclared), insurrections, hostilities, strikes, work stoppages or delays, labor disputes, boycotts or lockouts (other than when such labor matters involve Contractor's employees, which shall be deemed not to be a force majeure event), civil unrest, riots, fire, storm, expropriation and interference or hindrance of governmental authority (including any political subdivision thereof).

     "GOVERNMENT" means the government of the Republic of Ecuador and any political subdivision, agency, entity or instrumentality thereof, including without limitation the Ministry of Energy and Mines (Ministro del Energia y Minas) Petroecuador, Petroproduccion and the DNH.

     "INITIAL TERM" shall have the meaning given in Article 2.1.

     "I.V.A." means the value added tax, being the Impuesto al Valor Agregado.

     "JOA" means the Joint Operating Agreement by and between Bellwether and Tecnipetrol entered into on October 21,1999, but effective as of the date provided therein, covering the conduct of exploration and exploitation operations on the Contract Area.

     "OPERATIONS" means all work conducted under the Charapa Contract, including, without limitation, work to increase the production of hydrocarbons from existing wellbores on the Contract Area; drilling, deepening or sidetracking development wells to previously discovered reservoirs; the recompletion, workover, plug back, or installation of equipment or pumps in or on a well or wells; fracturing or stimulating wells with chemicals or pressure; and exploration to discover new reservoirs or additional reserves of hydrocarbons including by geophysical data acquisition or reprocessing and by drilling, deepening or sidetracking of a well or wells.

     "OPERATOR GROUP" means (i) the Operator and its parent, subsidiary and Affiliates; (ii) the Operator's co-venturers (including Tecnipetrol), contractors, and subcontractors; and (iii) the agents, underwriters and employees, directors and/or officers of both (i) and (ii) above; but excluding any member of the Contractor Group.

     "OPERATOR'S REPRESENTATIVE" means the person or persons designated in writing from time to time with authority to represent the Operator under the terms of this Agreement.

     "PARTICIPATION AGREEMENT" means that certain Participation Agreement dated August 25, 1999, entered into by and between Bellwether and Tecnipetrol covering rights, benefits, duties and obligations of the Parties under the Charapa Contract.

     "PETROECUADOR" means the state oil company of Ecuador, being "la Empresa Estatal Petroleos del Ecuador."

     "PETROPRODUCCION" means the affiliate of Petroecuador responsible for exploitation and production, being "la Empresa Estatal de Exploracion y Produccion de Petroleos del Ecuador."

     "REIMBURSABLE COSTS" means the actual amounts (excluding any Contractor's Additional Mark-Up) paid by Contractor to Third Parties for which Operator is obligated to reimburse Contractor under the terms of this Agreement.

     "SCHEDULED HOURS" means the number of hours in a calendar month a member of Contractor Personnel are required under Applicable Law to be paid for regular time (not overtime); which in the case of Full Time employees is 160 hours per calendar month and in the case of Part Time employees is 80 hours per calendar month.

     "SERVICES" means (i) the supply of Contractor's Personnel to perform the operational, reporting, clerical and financial duties to be conducted by the Contractor under this Agreement, and (ii) the provision of Ecuador Operations Overhead; all as more particularly described in Annex A.

     "TASK SCHEDULE" means a general itemization of on-going or routine work in the conduct of Operations that Contractor is to perform on a regular basis as a part of the Services.

     "TENDER" means an invitation or request for a proposal or an offer for an Ad-Hoc Service Commitment with a value estimated to be greater than $10,000 USD and less than $50,000 USD (or equivalent in Sucre), either verbally or in writing, made to two (2) or more entities determined to be qualified to render the proposed service or supply requirement in connection with Operations, for such entities to make a firm written offer to conduct or provide such supply or service obligation.

     "THIRD PARTY" means any person or entity that is not an Affiliate of either Contractor or Operator; provided, such person or entity may be a member of either the Operator Group or the Contractor Group.

     "USD" means United States Dollar.

     "WORK HOUR" means the number of hours in a calendar month a member of Contractor Personnel is actually engaged in the performance of the Services.


2.0  EFFECTIVE DATE & TERM

2.1 This Agreement is and shall be in effect from November 1, 1999; provided, however, the commencement of the Services and payment of the rates of compensation shall gradually occur as provided in Annex A and Annex B. Subject to Article 9.0, the term of this Agreement shall be for a period of three (3) years from the Effective Date (referred to as the "Initial Term") and may be continued for subsequent periods of one (1) year each upon written agreement of the Parties.

2.2 The rates of compensation and costs set forth on Annex B are fixed until 31 December 2000; provided, however, if at any time during a Calendar Year, Contractor desires to revise such rates and costs, Contractor shall deliver to Operator its Contractor's proposed amendment to Annex B for the remainder of the then current Calendar Year and detailing with justification the reasons for such adjustment. Operator and Contractor shall endeavor in good faith to mutually agree on the amended Annex B. If the parties are unable to agree on the amended Annex B proposed by Contractor, the existing Annex B shall not be amended; however Contractor shall have the right to propose an amended Annex B at such time as it submits the next proposed Annual Budget to Operator.

2.3 Attached to this Agreement as Annex C is the first Annual Budget (defined below) to cover costs of the Base Charges and certain Reimbursable Costs from the commencement of the Services until 31 December 2000. Not later than September 1st, of each Calendar Year, Contractor shall deliver to Operator a proposed budget itemizing the costs of the Base Charges and certain Reimbursable Costs to be incurred in performing the Services during the following Calendar Year ("Annual Budget"). Operator and Contractor shall endeavor to agree on the Annual Budget for such following Calendar Year. If by October 31, Operator and Contractor are unable to agree on the Annual Budget or on certain line items within the Annual Budget for the Calendar Year, the Annual Budget for the following Calendar Year shall be comprised of (i) all line items on which the Parties can agree and (ii) the line items from the then current Annual Budget covering the same line item matters on which the parties cannot agree plus ten percent (10%) of such current Annual Budget line items. If the Parties are unable to agree upon at least eighty percent (80%) of the total value of the Annual Budget of any Calendar Year by March 31 of such Calendar Year, either party shall have the right to terminate this Agreement pursuant to Article 9.1.

2.4 For expenditures on any line item of an approved Annual Budget, Contractor shall be entitled to incur an overexpenditure for such line item up to ten percent (10%) of the amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total Annual Budget in question without Operator's prior written approval and Operator shall have no obligation to pay any compensation or Reimbursable Costs in excess of such amounts.

3.0  CONTRACTOR'S OBLIGATIONS

3.1 Contractor shall perform all Services with due diligence and in a good, competent, professional and safe manner in accordance with the highest standards of petroleum industry practices and the specifications and/or instructions of Operator and this Agreement. Contractor shall fully comply with the Scope of Service attached as Annex A.

3.2 Contractor shall provide the Contractor Personnel described on Annex A and represents and warrants that Contractor Personnel shall at all times be competent and qualified to perform the Services contemplated by this Agreement. Contractor shall not reassign or substitute Contractor Personnel without written consent of Operator; provided, however, Operator shall have the continuing right to request that Contractor remove or substitute any or all such personnel, and on such request, Contractor shall promptly substitute such personnel. This right shall not be exercised unreasonably. All costs of any such removal or substitution shall be paid by Contractor; provided, if Operator unreasonably requires or causes the termination of employment of any Contractor Personnel, Operator shall pay the costs of severance compensation to terminate such person. If Contractor Personnel are engaged in other activities in addition to the Services under this Agreement, the cost of such personnel shall be allocated on an equitable basis as set forth in Annex A and Annex B or as may be otherwise mutually agreed between Operator and Contractor.

3.3 The Operator may order any variation to the Services by altering, adding to or deducting from the same. No departure from the Services as specified in the Annexes shall be made by Contractor and no additional Services or Ad-Hoc Services shall be performed and no alterations or reduction in the Services shall be made by Contractor unless specifically authorized by Operator. Whenever Operator orders a variation to the Services, the Contractor shall submit a proposal and estimate of the cost of the proposed variation. The Parties' agreement to this variation will be evidenced by the issuance of a Change Order by Operator. No variations to the Services shall be allowed without a duly signed Change Order; and no Ad-Hoc Services shall be allowed without a duly signed Ad-Hoc Service Commitment.

3.4 Contractor shall cause an Affiliate of Contractor or a Third Party to perform any Ad-Hoc Services in accordance with the terms and conditions stated in a written Ad-Hoc Service Commitment.

3.5 Contractor is subject to and shall comply with Applicable Law, which now or in the future may pertain to its business, material, equipment and Contractor Personnel engaged in, or in any manner connected with, Contractor's performance of Services under this Agreement, including without limitation, the "Ley de Regimen Tributario Interno", the "Codigo del Trabajo", the "Ley de Seguro Social Obligatorio" and the "Ley de Ejercicio Profesional de la Ingenieria" and those applicable to safeguarding the environment, safeguarding of indigenous people, safety, health, cleanliness, industrial security, medical requirements and accident prevention. Contractor warrants that it has knowledge of Operator's obligations under the Charapa Contract and that Contractor shall strictly comply with, and Contractor shall cause Contractor Group to strictly comply with all obligations, provisions and conditions of such Charapa Contract within the Scope of Service and other provisions of this Agreement. Operator shall notify Contractor of such non-compliance and Contractor shall have fifteen (15) days (unless a shorter period of time is required under the Charapa Contract) from receipt of such notice to remedy such non-compliance, failing which Operator shall have the right to pursue other remedies under his Agreement.

3.6 Contractor shall promptly disclose to Operator the work product and/or any data or information received, made or otherwise obtained during the Services and such product shall be deemed to be owned exclusively by Operator. All intellectual property prepared or supplied by Operator in respect of the Services shall remain in Operator and the Contractor shall ensure that the originals and all copies (if any) shall be returned to the Operator on completion of the Services.

3.7 Contractor shall be responsible for and shall pay all claims for personnel and labor, equipment, materials, services and supplies furnished by Contractor Group under this Agreement and shall protect, defend and indemnify and hold Operator harmless from any such claims. Contractor shall remove any lien or charge fixed upon the Operator Group's interest in the Charapa Contract, any well, the Contract Area or other property of Operator as a result of Contractor Group's failure to pay the above described claims. Contractor shall not have authority to incur any debt, liability or obligation on behalf of Operator without the prior written permission of Operator.

3.8 Contractor Group shall comply with Operator's drug and alcohol use policies including, without limitation, testing for drug, alcohol or illegal substance use, and inspection for possession of drugs, alcohol or illegal substances and/or weapons in compliance with Applicable Law. Contractor shall ensure that no drugs, alcohol, illegal substances or weapons are permitted on the Contract Area by Contractor Personnel except for weapons required for security purposes.

3.9 Contractor, at its expense, will obtain all permits, licenses, registrations, certificates, or other administrative authorizations as may be required by the Government or any other governmental authority (including any political subdivision thereof) from time to time or as may be necessary or incident to Contractor's performance of the Services including, without limitation, the operation of Contractor's business in Ecuador. Contractor shall, at its sole cost and expense, cause such registration, domicile, permits and license to continue in full force and effect during the term of this Contract.

3.10 Contractor warrants that all equipment and products provided by Contractor Group and used in the Services are "Year 2000 Compliant." Any such equipment is deemed to be Year 2000 Compliant if:

     (A) the functions, calculations, and other computing processes of the equipment (collectively "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date on which data was input into the equipment, whether before, on, or after January 1, 2000 and whether or not the dates are affected by leap years;
     (B) the equipment accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000;
     (C) the equipment will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the system, whether before, on or after January 1, 2000;
     (D) the equipment accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined and predetermined and appropriate manner; and
     (E) the equipment stores and displays date information in ways that are unambiguous as to the determination of the century.

     If Year 2000 Compliance of any such equipment is dependent in any manner on the associated use of a specific operating system, interface, hardware, software, or the like, or is otherwise restricted in any manner, Contractor shall notify the Operator in writing of such restriction without delay. If any such equipment is not Year 2000 Compliant, Contractor shall notify Operator in writing without delay and Contractor shall work diligently to correct such deficiency at no cost to Operator and to a schedule satisfactory to Operator. Notwithstanding anything in this Agreement to the contrary, if Contractor is unable to comply with any provisions of this
     Article 3.10, Operator may deem Contractor to have materially breached this Agreement. Operator shall notify Contractor that it is in breach of this Agreement and Contractor shall have forty-five (45) days from receipt of such notice to comply with this Article 3.10 and remedy the equipment or products not Year 2000 Compliant, and if Contractor does not remedy such default within such forty-five (45) days Operator shall have the right to terminate this Agreement with thirty (30) days notice.

4.0  PAYMENTS & AUDIT RIGHTS

4.1 Contractor shall be compensated for Services performed under this Agreement in accordance with the Compensation Schedule attached as Annex B. The Compensation Schedule attached to this Agreement shall not be revised except in accordance with Article 2.2 and Article 2.3.

4.2 As soon as possible after the end of each calendar month, Contractor shall prepare its invoice for Services rendered during such month in U.S. Dollars and shall deliver such invoice to Operator at the address set forth on the last page. Contractor shall issue to Operator, on a monthly basis: (i) a consolidated invoice billing in advance for Base Charges due plus Contractor's Base Mark-Up; and (ii) a consolidated invoice billing in arrears for Reimbursable Costs plus Contractor's Additional Mark-Up Calculation. If Ad-Hoc Services have been provided during such month under an Ad-Hoc Service Commitment between Contractor and a Third Party or Operator, Contractor will invoice the applicable charges in a separate, consolidated invoice billing for such Ad-Hoc Services. All invoices will be prepared on a line item basis with supporting documentation (including Third Party receipts, if applicable and time sheets) and in accordance with the current Government Invoicing Regulations.

4.3 Without prejudice to Paragraph 4.7, Operator will pay (i) the Base Charges plus Contractor's Base Mark-Up within five (5) days of receipt of each invoice for the Base Charges; and (ii) the Reimbursable Costs plus Contractor's Additional Mark-Up within thirty
     (30) days of receipt of each invoice for Reimbursable Costs; provided, Operator may withhold from any payment to Contractor all amounts reasonably disputed by Operator, and if Operator disputes any amount, the parties shall use all reasonable efforts to resolve such dispute as promptly as possible. Contractor's Base Mark-Up and Contractor's Additional Mark-Up is payable in accordance with Section 4.1 of Annex B.

4.4 If Contractor receives from any person or entity a credit or refund or other rebate for goods or services paid for by Operator, Operator shall be entitled to receive the same and or apply it to payments otherwise made hereunder in accordance with Section 2.6.3 of Annex A.

4.5 To the extent that Operator is required to withhold taxes from payments due Contractor under this Agreement, Operator is authorized to do so and shall notify Contractor promptly of such withholding.

4.6 Upon written request from Contractor, Operator may agree that certain amounts properly payable by Operator to Contractor (and which are not in dispute) under this Agreement may be credited against invoice costs, expenses, Cash Calls or other obligations owed or payable to Operator by Tecnipetrol under the JOA (referred to as an "MSA Credit"), in which event, Operator's payment obligations to Contractor in respect of such amounts shall be deemed to have been paid in full under this Agreement by an amount equal to the MSA Credit.

4.7 Contractor shall maintain books and records in accordance with generally accepted accounting principles applied on a consistent basis and shall retain such books and records for a period of not less than the three (3) year period as required under Applicable Law, but in any event not less than two (2) years after completion of the Services. Operator and its duly authorized representatives shall have access at all reasonable times to the books and records maintained by Contractor relating to the Services performed under this Agreement and shall have the right to audit such books and records at any reasonable time or times during such three (3) year period for the purpose of determining the correctness of the charges made to Operator and of compliance with this Agreement. For the purposes of audit, Operator shall have the right to examine, in Contractor's offices, during business hours and for a reasonable length of time, books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts and memoranda insofar as they are pertinent to this Agreement or for verifying invoices and shall be entitled to copies (free of charge) of all such data, documentation and supporting information. Contractor shall reconcile its books and records in accordance with the results of any such audit, and Operator or Contractor, as the case may be, shall promptly pay any adjustments necessary to give effect to such reconciliation. The provisions of this Article 4.7 shall continue in force notwithstanding the expiration or prior termination of this Agreement.

5.0  INDEPENDENT CONTRACTOR

     Contractor and all Contractor Personnel shall render Services as an independent contractor and neither Contractor nor any member of Contractor Group shall be considered an agent, servant, or employee of Operator for any purpose. It is expressly understood that Contractor

     Personnel shall not in any manner be nor be deemed to be an employee of Operator nor entitled to any benefits Operator makes available for its employees. Accordingly, Operator shall not: (i) pay any B&B in Contractor's behalf; (ii) provide workers' compensation insurance; or (iii) withhold income taxes in respect of Contractor Personnel. Neither Contractor nor any Contractor Personnel will be entitled to participate in any programs or plans, including insurance, maintained by Operator for the benefit of Operator's employees. Except as expressly provided in this Agreement, Contractor Personnel shall not have the right or authority to commit Operator to any work or financial obligation without Operator's prior written approval. Operator shall not provide any insurance for Contractor's property or Contractor Personnel. Operator shall not interfere with the methods used by Contractor to compensate Contractor Personnel.


6.0  TAXES & SOCIAL OBLIGATIONS

6.1 Contractor shall promptly pay directly to the appropriate Government authority, and shall indemnify and hold Operator harmless from, any liability for all taxes, levies and assessments imposed on Contractor Group by any Government authority arising out of or in connection with Contractor's performance under this Agreement, excluding any such taxes, levies and assessments paid by Contractor on behalf of Operator, including, without limitation, corporate and personal income taxes, employment taxes, sales taxes, excise taxes, and social insurance taxes or payments and any fines, penalties or late fees on any of such taxes. Further, Contractor shall be responsible for, indemnify, defend and hold harmless the Operator against any claims whatsoever arising in connection with all taxes assessed or levied against Contractor or on account of wages, salaries, benefits paid, or benefits deemed payable to Contractor Personnel.

6.2 Contractor shall comply, and shall cause Contractor Group to comply, with Applicable Law, including without limitation, all resolutions and regulations issued by the Ministry of Labor, Ministry of Social Welfare, Ministry of Health and the Social Security Institute (i.e. "IESS"). Contractor shall be solely responsible, at its sole cost and expense, for:
     (i) all wages, salaries, taxes and expenses, of any nature, arising out of or in connection with the employment, support, administration and maintenance of Contractor Group, including, but not limited to, food, lodging, provision of the required safety equipment, medical attention, and all transportation required for Contractor Group; (ii) all costs, expenses, contributions and charges for all benefits, of any nature, which accrue to Contractor Group, which include, without limitation, overtime, vacation, severance, rest and holiday pay, as well as compensation due to accidents, sickness, disability and death of any member of Contractor Group; and (iii) all taxes, fines and penalties in respect of (i) and (ii); and without prejudice to Article 8.2, Contractor shall indemnify, defend and hold harmless Operator Group from and against all liabilities, demands, claims and expenses, of any nature, described or referred to above or related thereto. Except as otherwise expressly provided in this Agreement, it is understood and agreed that Operator shall pay to Contractor only the compensation as set forth on Annex B and such compensation covers and includes all of Contractor's costs and expenses in relation to such of Contractor's Personnel.

7.0  INSURANCE

7.1 Contractor shall procure, carry and maintain, at Contractor's sole expense, and at all times while this Agreement is in effect, insurance coverages as set forth on Annex D.

7.2 Should insurance maintained by Contractor be less than such minimum requirements, Operator may purchase insurance necessary to provide such minimum coverage and deduct the amount of such premiums for such coverage from amounts otherwise payable to Contractor.

7.3 The insurance coverages set forth in this Article 7.0 and on Annex D are minimum requirements to be maintained by Contractor and do not (and shall not be construed to): (a) void or limit the indemnity obligations or other liabilities undertaken by Contractor under this Agreement; or (b) represent in any manner a determination or recommendation of the insurance coverage Contractor or any subcontractor should maintain for its own responsibilities and protection.

7.4 All insurance policies required of Contractor under this Agreement, as provided above and on Annex D, shall be issued by insurance carriers satisfactory to Operator. However, the insolvency, reorganization, bankruptcy, or failure of any such insurance carrier, the loss of license or other authority to do business or the failure of any such carrier to pay claims as they accrue for any reason, shall not affect, diminish, negate or waive any indemnity or other liability obligation of Contractor (or any member of Contractor Group) under this Agreement nor shall it be deemed a release by Operator of Contractor of any obligation to pay such claims or obligations as they accrue. Each insurance policy shall contain endorsements that the carriers or underwriters issuing such policies:
          (i) shall not cancel or materially change the respective policy without furnishing at least thirty (30) days prior written notice to Operator;
          (ii) waive all rights of subrogation and any other rights of recourse or recovery against Operator Group, but only to the extent of indemnities given by Contractor hereunder;
          (iii) name Operator Group as a Named Insured;
          (iv) name Petroecuador as an Additional Insured and waive all rights of subrogation and any other rights of recourse or recovery against Petroecuador; and
          (v) stipulate that the insurance covered by such policy shall be primary to and shall receive no contribution from any insurance policies or coverages maintained by or on behalf of Operator Group.

7.5 Contractor shall furnish to Operator the Certificates of Insurance for itself (and each of its subcontractors) evidencing the coverages, limits, endorsements and extensions required above and on Annex D before being allowed to commence the Services; provided, however, commencement of the Services without furnishing such Certificates shall not be deemed a waiver of Operator's rights under this Article 7.0. At least thirty (30) days before the expiration of any coverage Contractor shall provide to Operator a Certificate of Insurance reflecting that such coverage has been renewed or that new coverage has been obtained from a carrier previously approved by Operator, together with proof satisfactory to Operator of

     Contractor's payment of all insurance premiums for such coverages. Upon request, Contractor shall provide to Operator certified and complete copies of all insurance policies reflecting the coverages that Contractor is required to procure, carry and maintain under this Agreement.

7.6 All deductibles, co-insurance penalties, defense costs or self-insured retention set forth in such policies shall be assumed by, and be for the account of and at the expense of Contractor. Operator Group shall not be responsible or liable for and is hereby released from the payment of any such costs.

7.7 Operator shall cause insurance policies it carries in respect of the Operations and the Services to name Contractor as a Named Insured on Operator's insurance coverage and provide that insurance companies and underwriters waive all rights of subrogation against Contractor, to the extent of indemnities given by Operator under this Agreement.


8.0  INDEMNITY

8.1 Operator shall defend, indemnify and hold harmless Contractor Group, from any and all costs, expenses (including reasonable attorneys' fees) and liabilities incidental to claims, demands or causes of action of every kind and character, brought by any person or entity, for injury to, illness or death of any member of Operator Group or for damage to or loss of the property of Operator Group which injury, illness, death, damage or loss arises out of or is incidental to the Services performed under this Agreement, regardless of whether caused by pre-existing conditions or defect, strict liability, the negligence or other legal fault of Operator Group, unless caused by the gross negligence or willful misconduct of Contractor or any member of Contractor Group. Operator shall fully hold harmless Contractor Group against any such claims, demands or actions at Operator's sole expense, even if the same are groundless.

8.2 Contractor shall defend, indemnify and hold harmless Operator Group from any and all costs, expenses (including reasonable attorneys' fees) and liabilities incidental to claims, demands or causes of action of every kind and character, brought by any person or entity, for injury to, illness or death of any member of Contractor Group or for damage to or loss of the property of Contractor Group, which injury, illness, death, damage or loss arises out of or is incidental to the Services performed under this Agreement, regardless of whether caused by pre-existing conditions or defect, strict liability, the negligence or other legal fault of Contractor Group, unless caused by the gross negligence or willful misconduct of Operator or any member of Operator Group. Contractor shall fully hold harmless Operator Group against any such claims, demands or actions at Contractor's sole expense, even if the same is groundless.

8.3 Except as otherwise provided in this Article 8, Contractor shall be liable for, and shall indemnify and hold harmless Operator Group from any and all costs, expenses (including reasonable attorneys' fees) and liabilities incidental to claims, demands or causes of action of every kind and character, brought by any person or entity, for injury to, illness or death of any Third Party (which under this Article 8.3 shall exclude a member of Contractor Group or

     Operator Group) or for damage to or loss of any Third Party property (which under this Article 8.3 shall exclude the property of the Contractor Group or Operator Group), which injury, illness, death, damage or loss arises out of or is incidental to the Services performed under this Agreement, regardless of whether caused by pre-existing conditions or defect, strict liability, the negligence or other legal fault of Contractor Group, except to the extent that any such injury, illness, death, damage or loss is caused by the sole negligence, gross negligence, or willful misconduct of Operator or any member of Operator Group.

8.4 Contractor shall be responsible for, indemnify, defend and hold harmless the Operator from and against any and all claims which arise out of or in any way relate to, any patent, registered design, copyright, trademark or trade name or any patent application or other propriety right asserted by any member of Contractor Group or any Third Party in respect of performing the Services.

8.5  Notwithstanding any other provision in this Agreement:
     (A) Neither party (nor any member of the Operator Group or Contractor Group, as the case may be) shall be liable to the other for exemplary, indirect, consequential or punitive damages including, without limitation, those arising from business interruption or loss of profits, regardless of the negligence or other legal fault of either party, and each party hereby releases the other in this regard.
     (B) Each party shall notify the other party promptly of any claim, demand, or action that may be presented to or served upon it by any party arising out of or as a result of Services performed pursuant to this Agreement, and shall afford such other party full opportunity to assume the defense of such claim, demand, or action and to protect itself under the obligations of this Article 8.
     (C) Neither party shall make any form of admission of liability in respect of any claim for which the other party is or might be liable to indemnify such party hereunder, or take any action to settle or compromise any such claims, without the prior written approval of the other party.
     (D) The obligations and responsibilities contained in this Article 8 are continuing obligations and responsibilities and shall survive the expiration or prior termination of this Agreement.


9.0  TERMINATION

9.1 Without prejudice to Article 1.2 and Article 2.3, at any time after the end of the second year of the Initial Term, this Agreement may be terminated by either party upon ninety (90) days written notice to the other party.

9.2 If a condition of Force Majeure is declared by either party and continues for a period of at least forty-five (45) consecutive days, then either party may terminate this Agreement on fifteen (15) days prior written notice to the other. In such event, Operator shall pay Contractor all compensation earned by Contractor under this Agreement up to the date of termination and not previously paid.

9.3  If any of the following events occur:

     (A) Contractor files a petition in bankruptcy, appoints a receiver over any portion of its assets, makes an involuntary assignment for the benefit of creditors, begins dissolving its business, authorizes the sale of all or substantially all of its assets, is named as a debtor in an involuntary bankruptcy which is not dismissed within thirty (30) days or otherwise represents or it becomes evident that Contractor is unable to perform the Services for financial reasons;
     (B) for reasons other than those in Operator's control, but without prejudice to Article 3.10, Contractor Personnel or Contractor's performance or equipment are not in compliance with the requirements of this Agreement or Contractor's performance is otherwise unsatisfactory under this Agreement and Contractor is notified in writing by Operator of such non-compliance or unsatisfactory performance and Operator describes in detail such non-compliance or unsatisfactory performance in such notice and Contractor does not remedy such non-compliance or unsatisfactory performance to Operator's satisfaction within fifteen (15) days of receipt of Operator's notice;
     (C) for reasons other than those in Operator's control, Contractor's performance of the Services is not conducted in a safe manner and causes an unsafe condition which is an immediate threat to life, property or the environment;
     (D) the performance in an unprofessional manner or improper behavior of any officer, director or senior manager of Contractor Group is detrimental to or jeopardizes Operator's relationship with the Government or any agency thereof (including without limitation, Petroecuador or Petroproduccion); or
     (E) any member of Contractor Group commits any illegal act associated with the performance of this Agreement which is detrimental to or jeopardizes Operator, the Charapa Contract or the performance of this Agreement;
     then Operator shall have the right to terminate this Agreement immediately on written notice to Contractor stating in detail the reasons for such termination. Any such cancellation shall conclude all obligations; and, subject to Article 4.0, Operator shall pay Contractor the amount of compensation earned up to the time of the termination; provided, however, Operator shall be entitled to deduct from such compensation any expenses or damages incurred by Operator by reason of such termination.

9.4 If (i) Tecnipetrol sells, transfers or assigns all of its interest in the Charapa Contract and JOA; (ii) Tecnipetrol withdraws from or forfeits its interest under the Charapa Contract or the JOA; or (iii) if the ownership or management and control of Contractor or Tecnipetrol is sold, transferred or assigned to a Third Party, Operator shall have right to terminate this Agreement on sixty (60) days written notice to Contractor. If Operator terminates this Agreement under this Article 9.4, Operator shall pay Contractor all compensation earned by Contractor under this Agreement up to the date of termination and not previously paid.

9.5  Upon termination of this Agreement, Contractor shall return to Operator:
     (A) all data, information, documents and other materials referred to or relating to or concerning that referred to in Article 10.0; and
     (B) all notes, memoranda, work product and other information concerning the information referred to in Article 10.0 or made or received by Contractor Group during the performance of the Services and all materials supplied by Operator.

10.0 CONFIDENTIALITY

10.1 Contractor acknowledges that all information or data obtained by Contractor Group in the performance of the Services or otherwise under this Agreement including, without limitation, Business Records and Data, is the property of the Operator and/or the Government or was obtained pursuant to an undertaking to hold such information and data confidential. Contractor warrants that Contractor Group shall hold such data and information strictly confidential and shall not disclose such information or data to anyone other than members of Operator Group without the prior written consent of Operator. Moreover, Contractor warrants that Contractor Group shall not in any manner use such information or data in a manner injurious to Operator or its business interests or opportunities or detrimental to the achievement of Operator's objectives.

10.2 All Business Records and Data and all data, logs, charts, drawings, tracings, documents, calculations, computer printouts and items of a similar nature, produced or developed exclusively as part of the Services performed under this Agreement shall be Operator's property, and shall be furnished to Operator at any time at Operator's request and not later than completion of Services. Operator shall thereafter have the unrestricted right to use such items.

10.3 Contractor shall establish and comply with commercially reasonable security procedures during the term of this Agreement for the security of the Business Records and Data. Operator may periodically, at reasonable frequencies and time, inspect Contractor's facilities to ensure compliance with this Article. As Contractor Personnel may have access to Operator's financial information and other information that, if utilized or disclosed could lead to violations of United States securities laws, Contractor covenants that it (i) will not trade in securities of Operator in violation of applicable securities laws; and (ii) will maintain a policy that Contractor Personnel will not trade (buy or sell) in securities of Operator in violation of any applicable securities laws.

10.4 The provisions of this Article 10.0 are continuing obligations and responsibilities and shall survive the expiration or prior termination of this Agreement

11.0 FORCE MAJEURE

11.1 Neither Contractor nor Operator shall be responsible for failure to perform under this Agreement when performance is hindered or prevented by causes of Force Majeure.

11.2 Any party which is unable, in whole or in part, to perform its obligations under this Agreement shall give written notice to that effect to the other party within twenty four (24) hours from the time of occurrence of the Force Majeure event stating in reasonable detail the circumstances underlying such Force Majeure and the estimated time to remedy such event.

11.3 Any party claiming Force Majeure shall diligently use all reasonable efforts to remove the cause of such Force Majeure, shall promptly give written notice to the other party of the termination of such Force Majeure, and shall resume performance of any suspended obligations as soon as reasonably possible after termination of such Force Majeure.


12.0 APPLICABLE LAW

     THIS AGREEMENT SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE REPUBLIC OF ECUADOR, EXCEPTING ANY LAWS WHICH WOULD REFER THE DISPUTE TO THE LAWS OF ANOTHER JURISDICTION.


13.0 DISPUTE RESOLUTION

13.1. Any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, a dispute related to breach, termination or invalidity of this Agreement between Operator and Contractor which cannot be amicably resolved by the parties shall be finally and exclusively settled by binding arbitration conducted in accordance with the Rules of the Ecuador American Chamber of Commerce of Quito, Ecuador ("EACC Rules"). The award of the arbitrators shall be final, binding on the parties and not subject to appeal.

13.2 The arbitration tribunal shall be composed of three (3) arbitrators. Each party shall appoint one (1) arbitrator. If, within thirty (30) days after receipt of the claimant's notification of the appointment of an arbitrator, the respondent has not notified the claimant in writing of the name of the arbitrator it appoints, the claimant may request the Ecuador American Chamber of Commerce of Quito, Ecuador ("EACC ") to appoint the second arbitrator. The arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If within thirty (30) days after the appointment of the second arbitrator, the two arbitrators have not agreed upon the choice of the presiding arbitrator, then either party may request the EACC to appoint the presiding arbitrator. In no event shall the presiding arbitrator be a citizen or resident of either the United States of America or the Republic of Ecuador.

13.3 The language of the arbitration shall be English. The arbitral tribunal shall not award special, indirect, consequential, exemplary or punitive damages. The arbitral tribunal may grant interim or injunctive relief or demand specific performance. The arbitration proceedings, including the making of the award, shall take place in Quito, Ecuador and shall be administered by the EACC.

13.4 The award may be entered in any court having jurisdiction and application may be made in such court for a judicial acceptance of the award or an order of enforcement, as the case may be.

13.5 The above terms and provisions governing arbitration of disputes under this Agreement shall not be deemed to or in any way amend, modify or otherwise affect in any manner whatsoever the dispute resolution mechanism set forth in the JOA or the Participation Agreement.

13.6 If for whatever reason the EACC cannot conduct the arbitration, the parties agree the Quito Chamber of Commerce shall administer the arbitration in accordance with the Rules of the Quito Chamber of Commerce and the provisions of Article 13.0 mutatis mutandis.

13.7 The provisions of this Article 13.0 shall continue in force notwithstanding the expiration or prior termination of this Agreement.


14.0   ASSIGNMENT

14.1 The Operator shall be permitted to assign and re-assign (whether on one or several occasions) all or any of the provisions of this Agreement to any Affiliate and/or any co-venturer member of Operator Group with notice only to Contractor; or to any other entity with prior written consent of Contractor. However, the Operator shall be permitted to freely assign this Agreement to any person or entity designated as "Operator" under the JOA, on notice to but without the consent of Contractor, unless the Contractor can demonstrate on reasonable grounds that such assignee is unable to meet the financial obligations hereunder.

14.2 Contractor shall not assign this Agreement in whole or in part without the prior written consent of Operator. Contractor shall not have the right to subcontract the performance of the Services contained within the Base Charges exceeding sixty percent (60%) of the value of the Base Charges in a Calendar Year or any single subcontract with an estimated value of more than USD$100,000 without the consent of Operator. Except as provided herein, in a Change Order or a Ad-Hoc Service Commitment, Contractor shall be solely responsible for paying any subcontractors it uses to provide Services under this Agreement. Subcontracting shall not relieve Contractor of obligations under this Agreement.

14.3 Subject to the above in Article 14.0, this Agreement shall transfer to and be binding on the transferees, successors and assigns of such party.


15.0   WARRANTY AS TO ILLEGAL PAYMENTS

       Contractor warrants that neither it nor any member of the Contractor Group has made or will make, with respect to the matters provided for hereunder, any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use or benefit of any Ecuadorian political party, official, or candidate for the purpose of (i) influencing an official act or decision of that person; (ii) inducing that person to do or omit to do any act in violation of his or her lawful duty; or (iii) inducing that person to use his or her influence within the Government to affect any Government decision unless such offer, payment, gift, promise or authorization is authorized by written laws or regulations of Ecuador. Contractor further warrants that neither it nor any member of Contractor Group has made or will make any such offer, payment, gift, promise or authorization to or for the use or benefit of any other person if the Contractor or any member of Contractor Group knows, has a firm belief, or is aware that there is a high probability that the other person would use such offer, payment, gift, promise or authorization for any of the purposes described in the preceding sentence. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine Government action. Routine Government action, for purposes of this Article 15.0, shall not include, among other things, Government action regarding the terms, award, amendment, or continuation of the Charapa Contract. Contractor shall respond promptly, and in reasonable detail, to any notice from Operator or its auditors pertaining to the above stated warranty and representation and shall furnish documentary support for such response upon request from Operator.


16.0   MISCELLANEOUS

16.1 If any portion of this Agreement is held to be invalid or unenforceable for any reason by a court of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of this Agreement shall continue in full force and effect.

16.2 A waiver by either party to this Agreement of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term and condition for the future, or of any subsequent breach thereof, or of any other term and condition of the Agreement.

16.3 Headings are for ease of reference only and have no effect on the interpretation or construction of this Agreement.

16.4 This Agreement is the entire agreement of the parties, supersedes any prior communications relating to the text of this Agreement, and this Agreement may not be modified except by written amendment signed by the authorized representatives of both parties.

16.5 Notice may be given by hand, fax (when confirmed by return fax), or registered mail to the addresses set forth below and will be effective upon receipt.

In witness whereof, each party has caused it authorized representative to sign in the space provided below as of the day and year hereinabove first written.

CONTRACTOR:                                   OPERATOR:

TECNIE S.A.C.                                 BELLWETHER INTERNATIONAL INC.
By:  _______________________________          By:  _________________________
Name:  _____________________________          Name:  _______________________
Title:  ____________________________          Title:  ______________________
Av. Republica de El Salvador 970              1331 Lamar Street Suite 1455
Ed. El Quilate - Piso 7 Quito, Ecuador        Houston, Texas 77010 USA
Fax: 593.2.466803                             Fax: 713.652.2916

                                    ANNEX A




                   ===================================

                            SCOPE OF SERVICE

                   ===================================

                                   ANNEX 'A'
                               SCOPE OF SERVICE

--------------------------------------------------------------------------------

ATTACHED TO AND MADE A PART OF THE MASTER SERVICE AGREEMENT, EFFECTIVE AS OF NOVEMBER 1, 1999 BETWEEN BELLWETHER INTERNATIONAL, INC. ("OPERATOR") AND TECNIE S.A.C. ("CONTRACTOR").


1.   GENERAL PROVISIONS

1.1 This Scope of Service describes the Services to be performed by Contractor and includes Contractor's provision of Contractor Personnel to perform certain local operational, planning, lease operations, logistics, accounting, clerical, administrative, communications, Government reporting and liaison, office space, and other duties for the Operations, performance of the Services and requirements of Operator, as set forth below.

1.2 Contractor shall appoint a Country Manager who will report to Operator's Representative. Any delegation of authority to Contractor and to the Country Manager will be given as is deemed appropriate by Operator. Operator and Contractor shall agree upon two (2) other persons acceptable to Operator for delegation and assignment of the Country Manager's duties and authorities in the event of the absence or incapacity of the Country Manager. The Country Manager's duties and authorities may be delegated to such other persons upon prior written notice to Operator.

1.3 Contractor shall ensure the Services are conducted in full compliance with Applicable Law.

1.4 Capitalized terms not defined in this or any Annex shall have the same meaning given them in the Agreement.

1.5 Contractor shall begin preparations for the commencement of the Services after the final and unconditional award of the Charapa Contract by the "CEL" (Comite Especial de Licitaciones ), such that Contractor shall be able to commence the Services when operations under the Charapa Contract are transferred from Petroecuador or Petroproduccion to "Contractor" (as defined in the Charapa Contract).


2.   CONTRACTOR'S DUTIES

Unless otherwise expressly indicated below, the duties and obligations described in Section 2 of this Annex A shall be performed by Contractor at its expense as part of and comprising the Services; and the costs and expenses incurred by Contractor shall be included in the Base Charges or reimbursed by Operator as Reimbursable Costs, as the case may be.

2.1    Contractor Personnel

2.1.1 Upon commencement of the Services Contractor shall provide the following fully qualified personnel on a full-time basis ("FT") and others shown below on a part-time basis ("PT") as follows:

       a)  Quito Office:
       -----------------
           (i)    Country Manager (PT)
           (ii)   Operations Coordinator (FT)
           (iii)  Head Accountant (FT)
           (iv)   Senior Petroleum Engineer (FT)
           (v)    Systems Technician (PT)

       b)  Field Operations  (All Full Time):
       ---------------------------------------
           (i)    Field Superintendent
           (ii)   Two (2) Drivers
           (iii)  Four (4) Field or Lease Operators

2.1.2 At some time after commencement of the Services, if the need arises for additional Contractor Personnel, Contractor is authorized to and shall, if required, provide the following fully qualified personnel on a full-time basis ("FT") and others shown below on a part-time basis ("PT") as follows:

       a)  Quito Office:
       -----------------
           (i)     Finance Manager (PT)
           (ii)    Accounting Assistant (PT)
           (iii)   Junior Petroleum Engineer (FT)
           (iv)    Secretary (Bilingual) (PT)
           (v)     Receptionist (PT)

       b)  Field Operations  (All Full Time):
       ---------------------------------------
           (i)     Field Coordinator

2.1.3 The compensation for all Contractor Personnel (all salary and B&B) shall be included in and be a part of the Base Charges.

2.1.4 All personnel required by Contractor to perform the Services that are in addition to the Contractor Personnel set forth in Section 2.1.1 and
       Section 2.1.2 above, shall require the Operator's prior written approval. Such additional personnel approved by Operator shall also require amendment of the applicable Annual Budget. Any personnel furnished by Contractor in addition to those set forth in Section 2.1.1 and 2.1.2 in exigent circumstances or an emergency and not approved or requested in writing by Operator shall be immediately notified to Operator along with the rate of compensation (salary and B&B) for such personnel. In such notice to Operator, Contractor shall justify such additional personnel and, if not justified, Operator shall have the right to refuse same.

2.1.5 Payment for all Contractor Personnel shall be made by Operator as part of the Base Charges only for time actually spent in the conduct of the Services (i.e. Work Hours). Contractor shall only be compensated for Contractor Personnel actually engaged in the performance of the Services and to the extent any Contractor Personnel are engaged in activities other than

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       the Services, the rates of compensation (as set forth in Section 1.1 of
       Annex "B") for such personnel shall be allocated through the use of time sheets in accordance with Annex B.

2.1.6  Prior to hiring Contractor Personnel whose functions are set forth in
       Section 2.1.1 a) (ii)-(iv) and 2.1.1 b)(i) and Section 2.1.2 a)(i)-(iii) and 2.1.2 b)(i) above, Contractor shall provide Operator with full resumes and work experience of proposed personnel including copies of safety certifications (if applicable), diplomas from universities (if applicable) and industry references. In recruiting personnel for this Agreement, Contractor shall use its best efforts to effectively control costs to ensure that they are not in excess of the "going market rate."


2.2    Operator Liaison & Reporting

2.2.1 Contractor shall provide full coordination and communication with Operator's Representative.

2.2.2 In the conduct of Operations, Operator and Contractor shall agree in advance (or from time to time as the need arises) regarding whether a party, an Affiliate of a party or a Third Party shall provide reporting during all phases of the Services, including:

          a) Competitive Tendering, Tendering and contracting progress reports;
          b) accident reports;
          c) environmental incident reports;
          d) daily drilling reports;
          e) timely cost estimate reports - during drilling, reconditioning, workover and other Operations with a drilling or workover rig on the Contract Area;
          f) bottom hole pressure and flowrate reports;
          g) well report;
          h) well recap of consumables and assets and their reconciliation to reports;
          i) copies of all logs or surveys;
          j) copies of all tests and core analysis reports;
          k) copies of all plugging reports; and
          l) other reports as frequently as is justified by the activities or Operations or as reasonably requested by Operator.

2.2.3 All reports and all communications sent to Operator shall be in the English language or, if not in English, shall be accompanied by a quality translation (at Contractor's expense as a Reimbursable Cost) in English, unless otherwise agreed by Operator's Representative; provided, all reports submitted to the Government by Contractor as a part of the Services shall be photocopied and delivered to Operator in the same form as delivered to the Government.

2.3    Government Liaison & Reporting

2.3.1 Contractor shall coordinate all meetings and liaisons with Government authorities to ensure all Operations are carried out in full compliance with the terms of the Charapa Contract and

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                                   ANNEX 'A'
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________________________________________________________________________________

       Applicable Law and all reporting requirements under the Charapa Contract are completely and timely fulfilled. Contractor shall notify Operator as soon as possible of any meetings with the Government and shall, if requested by Operator, provide written reports of such meetings if Operator is unable to attend, as promptly as possible after such meetings.

2.3.2 Contractor shall prepare and deliver to the Government all reports, records and information required to be furnished by "Contractor" under the Charapa Contract and Applicable Law (other than reports Operator is required to provide in respect of its own interests - e.g. income taxes).


2.4.   General Duties

       In performance of and as a part of the Services and included in the Base Charges (unless expressly designated as a Reimbursable Cost), Contractor shall at all times:

          a) perform the Services in accordance with the provisions of the Charapa Contract, Applicable Law and this Agreement;
          b) obtain all permits, consents, approvals, or other rights that may be required for or in connection with the conduct of Services (provided that out-of-pocket costs paid by Contractor to the Government to obtain such permits shall be a Reimbursable Cost);
          c) pay and discharge all liabilities and expenses arising under all commitments made by Contractor incurred in connection with the Operations and the Services; and use its reasonable efforts to keep and maintain the Contract Area and all Joint Property and Exclusive Property (as such terms are defined in the JOA) free from all liens, charges and encumbrances arising out of the Services;
          d) take all necessary and proper measures for the protection of life, health, the environment and property, to the extent it is reasonably able to do so, and in the case of an emergency, immediately notify the Operator of the details of any such emergency and measures recommended by Contractor;
          e) in respect of all Ad-Hoc Services with a value estimated in excess of $10,000 USD and less than $50,000 USD, Contractor shall Tender for such supply or service; and
          f) in respect of all Ad-Hoc Services with a value estimated in excess of $50,000 USD, Contractor shall Competitive Tender for such supply or service.


2.5    Operational Duties

2.5.1  Contractor Personnel Manpower Services:
       ---------------------------------------

       In performance of and as a part of the Services, and included in the Base Charges (unless expressly designated as a Reimbursable Cost), and subject to the other provisions of this Agreement, Contractor shall provide Contractor Personnel set forth in Section 2.1.1 and Section 2.1.2 (and additional Contractor Personnel pursuant to Section 2.1.4) to supervise, administer, coordinate, manage, account for, pay invoices in respect of and otherwise ensure the performance of the duties and obligations set forth below:

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                                   ANNEX 'A'
                               SCOPE OF SERVICE
________________________________________________________________________________

       a) Perform all reporting to and liaison with the Government as required and as requested by Operator.
       b) Timely prepare and deliver to the Government all reports, applications, permits and other requests as required by the Government or Applicable Law for execution of the Operations (e.g. drilling or workover permits, permits or consents for storage, allocation, transportation and sale of Hydrocarbons).
       c) Competitive Tender or Tender (as applicable) for and contract (either for itself or on behalf of Operator) with a Third Party for the initial environmental assessment (i.e. baseline) and the environmental impact study for Operations, and any environmental reporting work required by the Government or Applicable Law and as requested by Operator.
       d) Competitive Tender or Tender (as applicable) for and contract (either for itself or on behalf of Operator) with a Third Party for a level of security appropriate under the circumstances existing from time to time on the Contract Area, required or as necessary during Operations and as requested by Operator and, in particular, for the personnel, equipment and other assets located on the Contract Area during Operations while a drilling or workover rig or other Third Party service contractor is on the Contract Area.
       e) To the extent not provided by a Third Party service contractor (e.g. drilling contractor), Competitively Tender or Tender (as applicable) and contract (either for itself or on behalf of Operator) with a Third Party or an Affiliate for the supply of locally obtained equipment, consumables, materials, supplies and services as required or as necessary and applicable to the Operations being conducted or as required by Operator for use in Operations, including, without limitation, ad-hoc fixed wing air charter, ad-hoc medevac rotary aircraft charter, fresh water, fuel, security or additional security, power generation, drilling fluids, roustabouts or laborers; access road, drilling pad and location design, preparation, construction and/or maintenance, catering, lodging or accommodations and vehicles.
       f) Coordinate, administer and control the logistics procurement, supply, transportation and storage of property of all types in connection with Operations and to the extent not provided by a Third Party service contractor (e.g. drilling contractor), including, without limitation, the administration, documentation and supervision of the Tender or Competitive Tender (as applicable) and contract (either for itself or on behalf of Operator) with a Third Party or an Affiliate for the procurement, and importation of equipment, consumables and materials for use in Operations and the transportation of such equipment, consumables and materials in Ecuador.
       g) Prepare and deliver all documentation required by the Government or Applicable Law for importation, transportation and storage (referred to in Article 2.5.1 f), and for exemption from customs fees, duties and I.V.A., and import taxes or other levies.
       h) Comply with Operator's written policies and procedures for handling, storing and inventorying all such equipment, consumables and materials (including use of Operator's Materials Transfer System).
       i) Maintain the communications system between Contract Area and Quito office to mitigate or prevent interruptions in communication and obtain and maintain all

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                                   ANNEX 'A'
                               SCOPE OF SERVICE

--------------------------------------------------------------------------------

               licenses and permits required by the Government or Applicable Law for such communication equipment (unless provided by a Third Party service contractor to Operator or Contractor).

           j) Manage and oversee daily production of hydrocarbons in the Contract Area, including metering or measuring daily production of hydrocarbons.

           k) Manage, maintain and oversee all hydrocarbons flowlines, treatment facilities and storage facilities and all other Charapa Facilities on the surface related to production, treatment, transportation and storage of hydrocarbons.

           l) Coordinate and communicate as required with the purchaser of hydrocarbons in respect of meter calibration, tank measurements, deliveries, volume adjustments and storage requirements and perform other duties required under the contract or agreement with such Third Parties for the purchase and sale of hydrocarbons.

           m) Conduct, with regular frequency, routine inspection and routine maintenance (excluding major repairs or overhauls) on all Charapa Facilities located above the surface.

           n) Prepare and submit to the Government all environmental reports, notices and all other data or information regarding the environment as required by the Government or Applicable Law.

           o) Immediately notify Operator of any damage, loss, spill, pollution or other degradation of the natural environment or sociological impact on the Contract Area or elsewhere caused during or in connection with Operations and/or the Services.

           p) Ensure all Contractor Personnel in the Contract Area have adequate clothing, shoes and equipment necessary for the Services being performed by such Contractor Personnel.

           q) Competitive Tender or Tender (as applicable) for and contract with a Third Party to provide environmental studies, surveys, remediation, reporting or other environmental services as needed, requested by Operator or required by the Government or Applicable Law.

           r) Manage and coordinate all community relations in and around the Contract Area as necessary, required by the circumstances and as required by Operator.

           s) Act as liaison with community leaders in the Contract Area or other Third Parties or persons (other than the Government or Petroecuador) that make requests or demands upon Operator or Contractor.

           t) Incur expenditures to maintain good relations with the community surrounding the Contract Area in accordance with the Annual Budget; provided, Contractor shall obtain Operator's prior written approval for any single expenditure under this Section
               2.5.1 t) in excess of $5,000.

           u) Comply with all Government requirements and Applicable Law regarding community relations, sociological studies and programs and other matters, including all reporting to and liaison with the Government as required.

           v) Endeavor to settle, negotiate or compromise the best position or result for Operator Group regarding all demands or claims made by any member of the community surrounding the Contract Area; provided, Contractor shall not settle or compromise any such claim or demand in excess of $2,500 USD without the prior written consent of Operator.

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                                   ANNEX 'A'
                               SCOPE OF SERVICE

--------------------------------------------------------------------------------

           w) Locate, Competitive Tender or Tender (as applicable) for the hire, rental or sublet of and maintain and provide staff for a warehouse or storage yard for Operator's movable property (whether owned, leased or rented); such warehouse or storage yard to be located on or off the Contract Area.

           x) Comply with Operator's Material Transfer System and Operator's procedures regarding warehouse and inventory control.

           y) Provide security appropriate under the circumstances existing from time to time for the warehouse and/or storage yard to prevent loss or theft of Operator's property.

           z) Provide other manpower Services as may be required and requested in writing by Operator.

           Except as may be expressly provided otherwise, the phrase "Contract (either for itself or on behalf of Operator)" used above, refers to the use of an Ad-Hoc Service Commitment.

2.5.2  Operations in General & Task Schedule:
       --------------------------------------

       a) Consistent with the above, it is the intent of the Parties that Contractor shall conduct normal, routine and on-going lease operations on the Contract Area and in connection with the Charapa Contract.

       b) Contractor shall be under the general direction of Operator's Representative and Operator shall provide a general schedule of on-going or routine tasks (as part of the Services) for Contractor to perform on a continuing basis ("Task Schedule"). All Contractor Personnel time in fulfillment of the Task Schedule shall be included in the Base Charges (unless expressly designated a Reimbursable Cost) and any reasonable and necessary out-of-pocket expenses incurred by Contractor (other than Base Charges) to comply with the Task Schedule shall be a Reimbursable Cost.

2.5.3  Safety:
       ------

       Within sixty (60) days after the effective date of the Charapa Contract, Contractor shall propose for Operator's written approval a written health and safety policy and procedure for the Operations and performance of the Services based on the procedures, rules and manuals provided by the Operator under Section 3 of Annex A and as may be otherwise agreed by Contractor and Operator. Contractor shall conduct the Operations and perform Services in accordance with such health and safety policy.

2.6    Finance & Accounting Responsibilities

2.6.1  Accounting Functions:
       --------------------

       In performance of and as a part of the Services, and included in the Base Charges (unless expressly designated a Reimbursable Cost), and subject to the other provisions of this Agreement, Contractor shall provide Contractor Personnel set forth in Section 2.1.1 and Section 2.1.2 (and additional Contractor Personnel pursuant to Section 2.1.4) to supervise,

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                               SCOPE OF SERVICE

--------------------------------------------------------------------------------

       administer, coordinate, manage, account for, pay invoices in respect of and otherwise ensure the performance of the duties and obligations set forth below:

           a) Pay all Third Party and Affiliate invoices submitted to Operator in Ecuador (other than those Operator requires to be paid from its office in Houston, Texas) and all Third Party and Affiliate invoices submitted to Contractor in connection with the Operations and/or the Services in accordance with Government Invoicing Regulations and Applicable Law. Contractor shall obtain Operator's approval prior to paying any invoices for Services performed by an Affiliate of Contractor in excess of $3,000.00.

           b) Fax to Operator all invoices submitted to Operator in excess of $5,000 USD (or $5,000 USD equivalent) for prior written approval before payment from either of Operator's bank accounts in Quito can be made (unless otherwise specifically agreed by Operator).

           c) Send Operator an itemization of all invoices submitted to Operator and paid from both of Operator's bank accounts in Quito along with an original of all invoices and a copy of Operator's bank accounts checkbook registers once each month. (Operator will return the original invoices to Contractor after they have been registered in the Operator's books and photocopied).

           d) Supply to Operator, on a monthly basis, a sufficiently detailed schedule containing an itemization of all charges incurred under this Agreement, including without limitation, Base Charges, Reimbursable Costs and all Third Party invoices paid, along with all necessary supporting documentation.

           e) Prepare all production accounting, including, tracking of the volumes of hydrocarbons produced, in storage and delivered for sale in accordance with Operator's policies and procedures.

           f) Maintain current records of allocation of hydrocarbons under the Charapa Contract with Petroecuador.

           g) Prepare and submit to the hydrocarbons purchaser by the tenth (10/th/) of the month following the month of production (or as otherwise may be provided in the applicable hydrocarbons purchase and sale agreement) an invoice covering the sale of "Contractor's" (as defined in the Charapa Contract) share of the hydrocarbons saved and sold;

           h) If required by the Government or Applicable Law, prepare and submit all invoices to Petroecuador for the "Base Curve Costs" (as defined in the Charapa Contract), environmental costs and other costs to be reimbursed by Petroecuador under the Charapa Contract.

           i) Manage, report and pay all administrative and accounting issues and payments unique to Ecuador, including I.V.A. and C.T.T., filings and compliance which are required to be paid by "Contractor" (as defined in the Charapa Contract).

           j) Send "Vendor Set Up" form to Operator by fax for all new vendors as soon as possible.

           k) Prepare and fax to Operator the Material Transfer forms after completion of such forms in accordance with Operator's Material Transfer System.

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                               SCOPE OF SERVICE

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           l)  Invoice Operator for Services provided under this Agreement in accordance with Article 4.0 of this Agreement.

           m) Provide by the twentieth (20/th/) of each month a cash requirements forecast to Operator with a estimate of Contractor's US Dollar cash requirements for the following month and the "USD Fix Amount" (defined below) for each Sucre invoice. This forecast shall include all Base Charges and Reimbursable Costs anticipated to be paid by Contractor in the following month.

           n) Promptly forward to Operator all USD invoices erroneously received in Quito which Operator will pay from Houston.

           o) Maintain and keep true and correct records of the production and disposition of all liquid and gaseous hydrocarbons and of all costs and expenditures under this Agreement.

           p) Maintain accounting records pertaining to the Services and Operations in accordance with all applicable statutory obligations of Ecuador as well as the provisions of the Charapa Contract and this Agreement, using software, chart of accounts and nomenclature as may be required by the Operator; provided, Operator shall be responsible for the input of all accounting data and information (payables, receivables, etc.) in the Operator's books and chart of accounts in Houston, Texas and such information will be transmitted to Contractor on a regular basis, not less than once each month.

           q) Maintain accounting records and reports in both the English and Spanish language and in dual U.S. and Ecuador currency. The daily rates of Sucre to US Dollar (and vice-versa) exchange published in el Comercio shall be sent weekly to Operator covering the daily rates for such week.

           r) Engage, liase with and report to Operator regarding the firm of public accountants acceptable to Operator to provide all statutory accounting and financial reporting requirements in accordance with Applicable Law and, subject to the provisions herein, compensation payable to such firm for advice to or work on behalf of Operator shall be a Reimbursable Cost.

2.6.2  Banking and Payment Authority:
       ------------------------------

           a) As part of the Services and included in the Base Charges, Contractor shall open and maintain in the name of Operator one bank account in Sucres ("Sucre Bank Account") and one bank account in US Dollars ("USD Bank Account") in a bank in Quito, Ecuador acceptable to Operator. Authorization for withdrawals, checks, drafts, transfers and other activity in each of such bank accounts shall be in accordance with the signature authority limitations as set forth in Section 2.6.2 c) below. Contractor shall pay all Third Party invoices (and invoices from an Affiliate of Contractor for performing Services) from either of such accounts (as applicable, depending on the currency payment requirement of the payee and Applicable Law). By the twentieth (20/th/) of each month Contractor shall notify Operator in writing with a request to electronically transfer funds to the USD Bank Account in Ecuador in an amount sufficient to pay all Third Party USD and Sucre invoices received by Contractor at that time and payable within thirty (30) days. Such notice from
                                      A-9
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                                   ANNEX 'A'
                               SCOPE OF SERVICE

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               Contractor requesting USD funds shall include a schedule of all invoices to be paid and shall contain at least the following information for each invoice to be paid:

                   .   Payee;
                   .   Services rendered;
                   .   Amount in USD if a USD invoice; and
                   .   Amount in Sucres if a Sucre invoice, and the "USD Fix
                       Amount" (defined in Section 2.6.4 below) for each Sucre invoice.

               If Operator approves the payment request, it shall immediately transfer the USD funds to the USD Bank Account. The amount of USD funds transferred by Operator to the USD Bank Account to pay the Sucre invoices received in each month shall establish the "Monthly USD Requirement" (as defined in Section 2.6.4 below). Operator shall promptly consult with Contractor if Operator finds errors or questions invoices on such schedule. In accordance with
               Section 2.6.1 b) above, Contractor shall not pay any invoice in the amount of $5,000 USD or more (or equivalent in Sucre) without prior written approval from Operator (unless otherwise specifically agreed by Operator).

           b) The USD Bank Account and the Sucre Bank Account are to be used for Operator's payment (by Contractor as part of the Services) of all invoices submitted to Operator in Ecuador and all other commitments or obligations of Operator which Operator elects not to make payment from Houston, Texas. Unless specifically agreed by Operator, Contractor's own costs to provide the Services (i.e. Base Charges) shall be paid from Contractor's own bank accounts and not from Operator's bank accounts.

           c) Both the USD Bank Account and the Sucre Bank Account shall have limitations of signature authority as follows:

               USD or USD Equivalent
                  Amount of Payment          Signatory
                  -----------------          ---------
                    Up to $5,000         Single Signature - One of:
                                             Country Manager, Head Accountant,
                                             Contractor's General Manager, or
                                             Operator's Representative

                    $5,000 or More       Dual Signature - Two of:
                                             Country Manager, Head Accountant,
                                             Contractor's General Manager,
                                             Operator's Representative or
                                             Operator's Legal Representative

           d) Operator shall have the right from time to time to revise or revoke the above signature authority levels or to grant other persons with signature authority on the USD Bank Account and the Sucre Bank Account on written notice to the bank. Such accounts and all other accounts maintained by Contractor on behalf of Operator shall be reconciled by the twentieth (20/th/) day of the following month and such reconciliation shall be delivered to Operator not later than the thirtieth (30/th/) day of such following month.

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                                   ANNEX 'A'
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           e)  Other than the USD Bank Account and the Sucre Bank Account opened with the permission of Operator, Contractor shall have no authority to open any other bank account in the name of Operator nor to establish any line of credit or to create indebtedness in the name or on behalf of Operator.

           f) Pursuant to Article 4.6 of the Agreement, Contractor may request an MSA Credit for any Base Charges and Reimbursable Costs.

2.6.3  Receipt of Funds or Refunds:
       ----------------------------

       If on behalf of Operator or otherwise, Contractor receives any sum of money, refunds or rebates owing to Operator, Contractor shall immediately deposit such funds in the Sucre Bank Account or USD Bank Account, (based on the currency in which the refund was made), and immediately notify Operator. Operator shall have the right to have all or a part of such funds paid immediately to Operator in any account designated by Operator in the United States or to apply such funds to invoices payable to third parties by Operator or to payment of Contractor's compensation under this Agreement.

2.6.4  Currency Exchange Gains or Losses:
       ----------------------------------

           a) Contractor shall request the transfer of USD funds and Operator shall transfer all USD funds for payment of Sucre invoices received by Contractor in performance of the Services in accordance with Section 2.6.2 a) of Annex A. Contractor shall have the right to transfer from the USD Bank Account to the Sucre Bank Account or vice-versa (or otherwise exchange US Dollars received from Operator to Sucre or vice-versa) based on US Dollars to Sucre exchange rates at that time. Contractor shall receive certain compensation for a "Quarterly Currency Gain" (defined below) as further described in Section 2.6.4 d); provided a "Quarterly Currency Loss" (defined below) shall be borne by certain members of the Operator Group.

           b) Contractor shall notify Operator by fax of any Quarterly Currency Loss in excess of $1,000 USD within two (2) days after the occurrence of such loss.

           c) Notwithstanding anything in the Agreement or the Annexes to the contrary, Operator shall have the right, in its discretion, to revoke the Contractor's right to exchange currency and receive compensation for Currency Gain as set forth in this Section 2.6.4 at any time on one (1) day notice in writing to Contractor. In such event, Contractor shall be compensated for Quarterly Currency Gain, if any, occurring during the Quarter such termination notice was sent to Contractor.

           d) The determination of currency gain or currency loss and Contractor's compensation on Quarterly Currency Gain shall be as set forth below:

               1.   Definitions:

                    A. "Fix Date" means the day on which Contractor receives a Sucre invoice and stamps the date of receipt on the face of such invoice.

                    B. "Exchange Rate" means the US Dollar buying (i.e. "compra") rate as established by the free market for Quito on the applicable Fix Date, as published in El Comercio newspaper under the heading "Mercado Libre de

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                                   ANNEX 'A'
                               SCOPE OF SERVICE
--------------------------------------------------------------------------------

               Cambios" on such applicable date; provided, if not published in El Comercio, then the parties shall mutually agree on another publication.

           C. "USD Fix Amount" means the amount of a Sucre invoice translated into US Dollars using the Exchange Rate on the Fix Date for such Sucre invoice.

           D. "Monthly USD Requirement" means the total of the USD funds transferred to the USD Bank Account by Operator for the purpose of paying the sum of the USD Fix Amount of all Sucre invoices received by Contractor in the applicable calendar month (as requested under Section 2.6.2 a) of Annex A).

           E. "Quarterly USD Requirement" means the sum of the three Monthly USD Requirements in the applicable Calendar Quarter.

           F. "Quarterly USD Payments" means the total amount of USD transferred from the USD Bank Account to the Sucre Bank Account in the applicable Calendar Quarter for the purpose of paying the Sucre invoices received during such Calendar Quarter and included in the Quarterly USD Requirement.

           G. "Quarterly Currency Gain" means the positive difference, if any, resulting from subtracting the Quarterly USD Payments from the Quarterly USD Requirement.

           H. "Quarterly Currency Loss" means the negative difference, if any, resulting from subtracting the Quarterly USD Payments from the Quarterly USD Requirement.

       2.  Procedure:

           A. Contractor shall stamp each Sucre invoice on receipt with the date on which Contractor receives such invoice, being the Fix Date. Using the Exchange Rate on the Fix Date shall determine the USD Fix Amount of such Sucre invoice. In accordance with Section
               2.6.2 a) of Annex A, Contractor shall request the USD funds to pay the total amount of Sucre invoices received each calendar month calculated on the total of USD Fix Amount of all such invoices. Operator shall transfer the Monthly USD Requirement in accordance with Section 2.6.2 a) of Annex A. After receipt of the Monthly USD Requirement, Contractor shall use its reasonable and prudent discretion and knowledge of US Dollar to Sucre currency exchange fluctuations to determine the proper time or time period in which to exchange all or part of the Monthly USD Requirement at any time or from time to time, but shall not have the right to incur interest or any penalty for late payment or otherwise fail to comply with payment terms covering such invoice. Subject to the foregoing, Contractor shall transfer the appropriate amount of USD from the USD Bank Account to the Sucre Bank Account and the sum of the USD funds transferred to the Sucre Bank Account, for the purpose of paying Sucre invoices received in such Calendar Quarter, shall establish the Quarterly USD Payments. Unless expressly authorized in writing by Operator, other than the Monthly USD Requirement, Contractor shall not have the right to use any other USD funds received from Operator for payment of USD invoices for purposes of currency exchange or trading in Sucres.

                                   ANNEX 'A'
                               SCOPE OF SERVICE
--------------------------------------------------------------------------------

           B. Not later than ten (10) days after the end of each Calendar Quarter, Contractor shall submit a written report to Operator containing all USD-Sucre exchange transactions in respect of the Monthly USD Requirement for each calendar month during such Calendar Quarter and summarized for the entire Calendar Quarter. The report shall also contain an itemization of each Sucre invoice paid, and if known, the currency gain or currency loss for each such paid Sucre invoice and shall summarize the Quarterly Currency Gain, if any or the Quarterly Currency Loss, if any.

           C. If a Quarterly Currency Gain occurs in a Calendar Quarter, Contractor shall be entitled to twenty-five percent (25%) of such Quarterly Currency Gain. In such event, Contractor shall invoice Operator after the end of the applicable Calendar Quarter in which a Quarterly Currency Gain occurred along with a copy of the written report referred to in B. above. Operator shall pay all undisputed amounts of such invoice within fifteen (15) days of receipt.

           D. If a Quarterly Currency Loss occurs in a Calendar Quarter, Bellwether and Tecnipetrol, shall bear all such loss.

2.7    Ecuador Operations Overhead

In performance of and as a part of the Services and included in the Base Charges (unless expressly designated a Reimbursable Cost), Contractor shall provide:

2.7.1  Quito Operations Overhead
       --------------------------

         a) Suitable office space in Quito for the required number of Contractor Personnel (as set forth in Section 2.1) to perform the Services. Initially, Contractor shall provide approximately 2,000 sq. ft. of office space allocated exclusively to the Services.

         b) Office supplies, sundries and computer software, for the required number of Contractor Personnel in Quito to be able to perform the Services.

         c) Office furnishings, fixtures and equipment (e.g. desks, chairs, computers, telephone systems, facsimile, copiers, etc.) for an office sufficient for the required number of Contractor Personnel to be able to perform the Services.

         d)  All utilities (gas, water  and power).

         e)  Security services for the Quito office.

         f) Maintenance, janitorial services and insurance, property insurance on the Quito office and all furnishings, equipment and supplies.

         g)  General Administration and overhead

2.7.2  Field Operations Overhead
       -------------------------

         a) Suitable office space in Lago Agrio with space for a minimum of three (3) Contractor Personnel.

         b) Storage yard and warehouse facility of sufficient size for safe and secure storage and warehousing of Operator's property (whether owned, leased or rented).

                                   ANNEX 'A'
                               SCOPE OF SERVICE
--------------------------------------------------------------------------------

         c) Office supplies, sundries and computer software for the required number of Contractor Personnel in Lago Agrio to be able to perform the Services.

         d) Office furnishings, fixtures and equipment (e.g. desks, chairs, computers, telephone systems, facsimile, copiers, etc.) for an office sufficient for the required number of Contractor Personnel to be able to perform the Services.

         e) Security for the office, warehouse and storage yard and the accommodations in Lago Agrio.

         f) Maintenance and fuel for two 4x4 vehicles dedicated to Contract Area use.

         g)  All utilities (gas, water and power).

         h) Maintenance and insurance for the office, warehouse and storage yard and the accommodations in Lago Agrio.

         i) Accommodations for three (3) persons in Lago Agrio, including regular housekeeping services.

2.8    Contract Tendering and Awards

     2.8.1 In performance of and as a part of the Services, and included in the Base Charges, Contractor shall provide Contractor Personnel set forth in Section 2.1.1 and Section 2.1.2 (and additional Contractor Personnel pursuant to Section 2.1.4) to supervise, administer, coordinate, manage, otherwise ensure that Contractor shall (i) Competitive Tender prior to awarding all Ad-Hoc Service Commitments with a value estimated greater than $50,000 USD (or equivalent in Sucre) and (ii) Tender prior to awarding all Ad-Hoc Service Commitments less than $50,000 USD but greater than $10,000 USD (or equivalent in Sucre). Subject to the above and to the Charapa Contract and Applicable Law, Contractor shall award each Ad-Hoc Service Commitment with a value less than $10,000 USD to the best-qualified Third Party without the obligation to Tender or Competitive Tender and without seeking the prior written approval of the Operator; provided, however, Contractor shall not award an Ad-Hoc Service Commitment to an Affiliate of Contractor if the value exceeds $3,000 USD (or equivalent in Sucres), without Operator's prior written consent. Contractor shall maintain a complete file on all Competitive Tenders and Tenders and all such files shall be available for inspection by Operator pursuant to
             Article 4.7 of the Agreement.

     2.8.2 All Ad-Hoc Service Commitments shall be prepared on the applicable contract, service order, purchase order or other forms furnished by Operator and issued in the name of Contractor or in the name of Operator and signed by the Country Manager or the Operator's Representative. All Ad-Hoc Service Commitments shall be prepared in accordance with the respective Tender or Competitive Tender document or as required by Operator. The Country Manager shall not have the right or authority to sign any Ad-Hoc Service Commitments with a Third Party if the value exceeds $50,000USD (or equivalent in Sucres) or with an Affiliate of Contractor if the value exceeds $3,000 USD (or equivalent in Sucres), without Operator's prior written consent. Operator shall have the right from time to time to revise the

                                   ANNEX 'A'
                               SCOPE OF SERVICE
--------------------------------------------------------------------------------

             Country Manager's signature authority or to grant other persons the right to sign Ad-Hoc Service Commitments in the name of Operator.

     2.8.3 Operator shall have the right to withhold payments to Contractor in respect of any Ad-Hoc Service Commitment awarded in violation of
             Section 2.8.1 or Section 2.8.2.

     2.8.4 Contractor shall have written contracts, purchase orders or service orders for all Ad-Hoc Service Commitments regardless of the value (unless Operator otherwise agrees in writing). Contractor shall retain one original of all such contracts, purchase orders or service orders in its offices in Quito and promptly send one original to Operator. Contractor shall maintain a proper filing and retrieval system for all such documents and all correspondence and other information pertaining to such documents.

2.9    Ad-Hoc Services

2.9.1 As provided in and subject to this Agreement, Contractor shall, and Operator shall have the right to request from time to time that Contractor provide, or contract with a Third Party to provide, Ad-Hoc Services. Unless the value of the Ad-Hoc Services is estimated to be less than $10,000, Contractor shall conduct a Tender or Competitive Tender (as applicable) for such Ad-Hoc Services and shall notify Operator of the results of same. Contractor or an Affiliate of Contractor shall have the right to conduct the Ad-Hoc Services provided Contractor or such Affiliate participates in the Tender or Competitive Tender (as applicable) for such Ad-Hoc Services.

2.9.2 If Contractor or an Affiliate is selected to perform the Ad-Hoc Services, then prior to incurring any commitment or expenditure, Operator and Contractor or Operator and such Affiliate of Contractor shall enter into an Ad-Hoc Service Commitment to govern the performance of the Ad-Hoc Services. The Ad-Hoc Service Commitment shall cover all information relevant to the Ad-Hoc Services, including:

          .  description of services or deliverables;
          .  rates or lump sum cost;
          . proposed completion or delivery date; and . required resource(s) to complete the Ad-Hoc Services.

       Compensation properly payable to Contractor or an Affiliate of Contractor under an Ad-Hoc Service Commitment shall be made as a payment for Ad-Hoc Services and not as a Base Charge or a Reimbursable Cost and thus shall not be subject to the Contractor's Additional Mark-Up.

2.9.3 If a Third Party is selected to perform the Ad-Hoc Services, Operator shall have the option of entering into an Ad-Hoc Service Commitment with such Third Party or requiring Contractor to enter into an Ad-Hoc Service Commitment with such Third Party. If Operator so requires and Contractor and such Third Party enter into an Ad-Hoc Service Commitment, Contractor shall invoice Operator in accordance with the relevant Ad-Hoc Service Commitment and all costs properly payable under the Ad-Hoc Service Commitment shall be a Reimbursable Cost. If Operator and a Third Party enter into an Ad-Hoc Service

                                   ANNEX 'A'
                               SCOPE OF SERVICE
--------------------------------------------------------------------------------

       Commitment, such Third Party shall invoice Operator directly and such amounts shall not be a Reimbursable Cost. If Operator and an Affiliate of Contractor enter into an Ad-Hoc Service Commitment, such Affiliate shall invoice Operator directly and such amounts shall not be a Reimbursable Cost. (Upon execution of an Ad-Hoc Service Commitment between Contractor and a Third Party, if not already a member of the Contractor Group, such Third Party shall thereupon be a member of Contractor Group. Likewise, upon execution of an Ad-Hoc Service Commitment between Operator and a Third Party, if not already a member of the Operator Group, such Third Party shall thereupon be a member of Contractor Group.)


3.     OPERATOR'S DUTIES:

3.1    Provision of Documents:
       Operator shall provide the following:

       a).  Model Contracts and Tender Forms
       b).  All policies and procedures referenced in this Agreement
       c).  Vendor Set-up Form
       d).  Material Transfer Forms and procedures
       e).  General oversight and directions

3.2    Safety

       Operator shall conduct periodic health safety audits at least two times per Calendar Year to verify Contractor's compliance with the health and safety manual promulgated by Contractor (and approved by Operator) in
       Section 2.5.3 of Annex A.

                                    ANNEX B


                         ============================
                             COMPENSATION SCHEDULE
                         ============================

                                    ANNEX B
                             COMPENSATION SCHEDULE

_______________________________________________________________________________

ATTACHED TO AND MADE A PART OF THE MASTER SERVICE AGREEMENT, EFFECTIVE AS OF NOVEMBER 1, 1999 BETWEEN BELLWETHER INTERNATIONAL, INC. ("OPERATOR") AND TECNIE S.A.C. ("CONTRACTOR").

                      RATES OF COMPENSATION & CALCULATIONS


Contractor's compensation shall be divided into four (4) categories as set forth below:

1.1        BASE CHARGES

1.1.1      Contractor Personnel Costs
           --------------------------
     (All amounts shown in Section 1.1.1 below are in US Dollars)


                    POSITION                           MONTHLY RATE        B&B     TOTAL MONTHLY RATE
                    ----------------                   -------------       ----    ------------------

  EXEMPT:
---------

  (i)              Country Manager (PT)                      $8,000

  (ii)             Operations Coordinator  (FT)              $2,500

  (iii)            Finance Manager (PT)                      $2,000

  (iv)             Head Accountant (FT)                      $2,500

  (v)              Senior Petroleum Engineer (FT)            $4,000

  (vi)             Junior Petroleum Engineer (FT)            $1,500

  (vii)            Field Superintendent (FT)                 $3,500

  (viii)           Field Coordinator (FT)                    $  800


  NON-EXEMPT:
----------------

(i)                Accounting Assistant (PT)                 $  500

                                    ANNEX B
                             COMPENSATION SCHEDULE
______________________________________________________________________________



(ii)               Systems Technician (PT)                   $  500

(iii)              Receptionist (PT)                         $  300

(iv)               Secretary (Bilingual) (PT)                $  600

(v)                Four (4) Field or Lease Operators (FT)    $2,000  ($500 each)

(vi)               Two (2) Drivers in Contract Area (FT)     $1,200  ($600 each)


1.1.2   Miscellaneous Personnel Provisions
        ----------------------------------

     a) The above "Total Monthly Rate" includes both Salary and proportionate B&B for each Contractor Personnel. The Monthly Rate salary shall include vacations under Contractor's employee policies and procedures. "Part Time" shall be defined as eighty (80) Scheduled Hours per calendar month. "Full Time" shall be defined as one hundred sixty
          (160) Scheduled Hours per calendar month.

     b) Contractor shall receive compensation in respect of Contractor's Personnel only to the extent that such personnel are engaged in performance of the Services and not engaged in other activities not related to or a part of the Services. All Contractor Personnel shall record their respective time engaged in performance of the Services (i.e. Work Hours) on time sheets. Contractor shall receive compensation (as part of the Base Charges) only for the actual Work Hours each calendar month out of the total Part Time Scheduled Hours or Full Time Scheduled Hours in a calendar month, as applicable as to each of Contractor Personnel; provided, Contractor Personnel have recorded their respective Work Hours on time sheets. Accordingly, Contractor shall be entitled to a percentage of the Contractor Personnel Costs based on the pro rata part of the total number of Work Hours (Part Time or Full Time) versus the Scheduled Hours (Part Time or Full Time) during the applicable calendar month, depending on Exempt or Non-Exempt nature of Contractor Personnel.

     c) Contractor Personnel designated as "Exempt" above are not entitled to overtime pay and the compensation payable by Operator for such Contractor Personnel as part of the Base Charges shall not exceed the Total Monthly Rate set forth in Section 1.1.1 above. Contractor Personnel designated above as "Non-Exempt" shall be entitled to overtime pay for Work Hours in excess of their applicable Scheduled Hours (i.e. Full Time or Part Time) in accordance with Applicable Law. If the overtime for any Non-Exempt Contractor Personnel exceeds twenty percent (20%) of the applicable Scheduled Hours for such Non-Exempt Contractor Personnel, Operator and Contractor shall discuss possible increased personnel needs or other methods to

                                    ANNEX B
                             COMPENSATION SCHEDULE
______________________________________________________________________________

          mitigate the overtime and overtime compensation. Contractor shall not have right to allow Non-Exempt Contractor Personnel to exceed twenty-five percent (25%) of their applicable Scheduled Hours without prior approval of the Operator. Contractor shall report overtime properly payable by Operator (in accordance with the above) as part of and in addition to the Base Charges.

     d) "B&B" shall include the following benefits and burdens Contractor Personnel are entitled under Applicable Law:

             .  Supplementary Bonus (Bonif Comple)
             . Cost of Living Compensation (Compen Cost Vida) . 13th, 14th, 15th & 16th Salaries (Sueldos)
             .  Medical and Insurance Benefit (Salud y Vida)
             .  IESS Employer Contribution (IESS Patronal)
             .  Vacations (Vacaciones)
             .  Reserve Funds (Fondos de Reserva)
             .  Sick Leave
             .  Severance Pay (Indemnizacion por Despido)

     e) Pursuant to Section 2.1.2 of Annex A, only certain of the above Contractor Personnel will be on payroll on the Effective Date; others will be added as required.

1.1.3  Ecuador Operations Overhead Costs:
       ----------------------------------

       Covering Contractor's cost and expenses to provide the items described in
       Section 2.7.1 and 2.7.2 of Annex A.

       a) Quito Operations (described in Section. 2.7.1 of Annex A): The compensation for the fixed overhead charges for items described in
            Section 2.7.1of Annex A and provided by Contractor shall be:

            (i) For the period from the Effective Date until 31 December 2000 (subject to Article 2.2 and Article 2.3 of the Agreement) the sum of USD$14,141.00 per month.

            (ii) For the period of time after 31 December 2000 (subject to
                 Article 2.2 and Article 2.3 of the Agreement) the amount mutually agreed by the parties in the Annual Budget.

       b) Field Operations (described in Section 2.7.2 of Annex A) The compensation for the fixed overhead charges for items described in
            Section 2.7.2 of Annex A shall be:

            (i) For the period from the Effective Date until 31 December 2000 (subject to

                                    ANNEX B
                             COMPENSATION SCHEDULE
______________________________________________________________________________


     Article 2.2 and Article 2.3 of the Agreement) the sum of USD$12,076.00 per month.

(ii) For the period of time after 31 December 2000 (subject to Article 2.2 of the Agreement) the amount mutually agreed by the parties in the Annual Budget.

c) Notwithstanding the above in Sections 1.1.3 a) and 1.1.3 b) above, the compensation for the Ecuador Operations Overhead shall only be due and payable by Operator as and when such costs and expenses are incurred by Contractor as and when the Services described in Sections 2.7.1 and 2.7.2 of Annex A are provided by Contractor; and a deduction from the above amounts or agreed amounts shall be made to the extent that Ecuador Operations Overhead is not provided by Contractor.

2.1  REIMBURSABLE COSTS:

       2.1.1 Reimbursable Costs are certain pass-through costs and expenses specifically designated in this Agreement paid by Contractor and to be reimbursed by Operator, including, without limitation:

             . Third Party charges to perform the Services, excluding however, such costs and expenses covered by or included in the Base Charges;
             . out-of-pocket costs paid by Contractor for permits, customs fees or other Government fees;
             . Transfer Tax, but only if not deducted from or credit to Contractor's tax liability (and excluding income and all other taxes specifically applicable to Contractor or an Affiliate);
             .  Ad-Hoc Services performed by a Third Party pursuant to an Ad-Hoc
                Service Commitment between Contractor and such Third Party;
             . External Services (as defined in and in accordance with the Annual Budget);
             . Quito Office Expenses (as defined in and in accordance with the Annual Budget); and
             . Field Expenses (as defined in and in accordance with the Annual Budget).

     2.1.2 Contractor shall obtain prior written approval of Operator for any External Services estimated to be in excess of $3,500.

3.1  Ad-Hoc Services:

     Compensation for Ad-Hoc Services will be made on the basis of and in accordance with the applicable Ad-Hoc Service Commitment governing the respective Ad-Hoc Services, in accordance with Section 2.9.3 of Annex A.

4.1  CONTRACTOR'S MARK-UP:
     Contractor's Mark-Up is comprised of: (i) Contractor's Base Mark-Up and
     (ii) Contractor's

                                    ANNEX B
                             COMPENSATION SCHEDULE
______________________________________________________________________________

     Additional Mark-Up, as set forth below.



    4.1.1  Contractor's Base Mark-Up Calculation:
           -------------------------------------

           Contractor's Base Mark-Up shall be calculated by reference to a sliding scale percentage of the sum of the Base Charges (described in Section 1.1 above) paid (or deemed paid under an MSA Credit) by the Operator to Contractor per Calendar Year under this Agreement as set forth below:

            BASE CHARGES PER CALENDAR YEAR                    MARK-UP PERCENTAGE
            ------------------------------                    ------------------
            (USD or USD/Sucre Equivalent)

            On the amounts from $0 to $350,000                         30%
            On the excess above $350,000 and up to $1,000,000          25%
            On the excess above $1,000,000 and up to $2,000,000        15%
            On the excess above $2,000,000                      To be Negotiated

   4.1.2  Contractor's Additional Mark-Up Calculation:
          --------------------------------------------
          Contractor's Additional Mark-Up shall be fifteen percent (15%) of the Reimbursable Costs payable by the Operator under this Agreement.

   4.1.3  Contractor's Mark-Up  - Additional Provisions
          ----------------------------------------------

          a) Contractor's Base Mark-Up shall be payable in accordance with the percentages set forth in Section 4.1.1 on a monthly basis, in accordance with the percentage applicable to the cumulative total amount of the Base Charges paid by Operator to Contractor from the beginning of the Calendar Year to the end of the applicable month and in accordance with Article 4.2 and Article 4.3 of the Agreement.
          b) Contractor's Additional Mark-Up shall be payable monthly based on the percentage applicable to Reimbursable Costs under Section
              4.1.2 for the Reimbursable Costs payable by Operator to Contractor each month in accordance with Article 4.2 and Article 4.3 of the Agreement.
          c) Payments made by Operator to Contractor or an Affiliate of Contractor for rendering Ad-Hoc Services pursuant to an Ad-Hoc Service Commitment between Operator and Contractor or between Operator and an Affiliate of Contractor are deemed to include the Contractor's Additional Mark-Up for the entity rendering the Ad-Hoc Services and shall be as agreed in the applicable Ad-Hoc Service Commitment and shall not be a Reimbursable Cost subject to Contractor's Additional Mark-Up. Contractor shall be entitled to Contractor's Additional Mark-Up on Ad-Hoc Services (as a Reimbursable Cost) only when the Ad-Hoc Services are performed by a Third Party under a Ad-Hoc Service Commitment between such Third Party

                                    ANNEX B
                             COMPENSATION SCHEDULE
______________________________________________________________________________

              and Contractor and the amounts paid under such Ad-Hoc Service Commitment shall be added to the "Reimbursable Costs Per Calendar Year" (above) for purposes of determining Contractor's Additional Mark-Up.

          d) I.V.A. tax will be added to invoices submitted to Operator by Contractor.

                                    ANNEX C






                    ================================

                        FIRST YEAR ANNUAL BUDGET

                    ================================

                                   ANNEX 'C'
                           FIRST YEAR ANNUAL BUDGET

================================================================================

ATTACHED TO AND MADE A PART OF THE MASTER SERVICE AGREEMENT, EFFECTIVE AS OF NOVEMBER 1, 1999 BETWEEN BELLWETHER INTERNATIONAL, INC. ("OPERATOR") AND TECNIE S.A.C. ("CONTRACTOR").


                          [INSERT 1/st/ YEAR BUDGET]

                                    ANNEX D


                        ==============================

                            INSURANCE REQUIREMENTS

                        ==============================

                                    ANNEX `D'
                            INSURANCE REQUIREMENTS

--------------------------------------------------------------------------------


ATTACHED TO AND MADE A PART OF THE MASTER SERVICE AGREEMENT, EFFECTIVE AS OF NOVEMBER 1, 1999 BETWEEN BELLWETHER INTERNATIONAL, INC. ("OPERATOR") AND TECNIE S.A.C. ("CONTRACTOR").

The types and minimum insurance coverages that Contractor is required to procure, carry and maintain are as follows:

1. Worker's Compensation Insurance or similar insurance covering persons employed by or a member of Contractor Group, during any period while Services are being performed by a member of the Contractor Group as required by and in amounts sufficient to comply with Applicable Law. This insurance shall be extended to include an "Alternate Employer" endorsement designating the Operator on such endorsement.

2. Employer's Liability Insurance with limits of not less than USD $1,000,000 (or Sucre equivalent thereof) for each person and USD $1,000,000 (or Sucre equivalent thereof) for each occurrence for Bodily Injury by Accident and USD $1,000,000 (or Sucre equivalent thereof) policy limit for Bodily Injury by Disease. The insurance shall be extended to include an "Alternate Employer" endorsement designating the Operator on such endorsement.

3. Commercial General Liability Insurance with a combined single limit for Bodily Injury and Property Damage of not less than USD $1,000,000 (or Sucre equivalent thereof) per occurrence, and such coverage shall be written on an "occurrence" form and shall include broad form comprehensive general liability coverage, broad form Contractual liability coverage (contemplating and insuring the indemnity obligations of Contractor under the Agreement), products and completed operations liability coverage, premises/operations liability coverage, and such other coverage as may be necessary to cover all the Services and all risk and liabilities assumed by Contractor under this Agreement.

4. Business Automobile Liability Insurance covering all owned, non-owned, hired and leased vehicles used by Contractor Group in connection with the Services with a combined single limit of not less than USD $1,000,000 (or the foreign currency equivalent thereof) for Bodily Injury and Property Damage.

5. Umbrella or Excess Liability Insurance with limits of not less than USD $5,000,000 (or Sucre equivalent thereof) per occurrence in excess of all coverage and limits in the policies listed in Articles 2, 3, and 4 above.

Provide, upon Operator's approval, Contractor shall have the right to reduce the limits on the coverages shown above if Contractor can demonstrate such limits are excessive in the Ecuador insurance market or are significantly more expensive than lower limits and, further, that such lower limits adequately protect the parties under the circumstances.

                                      D-1